Exhibit 99.1

CONTACT:

Media:

Marci Maule

Director of Public Relations

Marci.Maule@coinstar.com

425-943-8277

COINSTAR, INC. APPOINTS NELSON C. CHAN TO BOARD OF DIRECTORS

Former CEO Brings Marketing and Operational Expertise in Technology Industry

BELLEVUE, Wash. – July 6, 2011 – Coinstar, Inc. (NASDAQ: CSTR) today announced the appointment of Nelson C. Chan to its Board of Directors effective as of July 5, 2011. Chan, former chief executive officer of privately-held Magellan Corporation, a leading portable GPS navigation consumer electronics company, brings to the Coinstar Board more than 25 years of marketing and operational experience in the technology and consumer electronics industries. Chan has been appointed to the class of directors whose term of office expires at Coinstar’s 2012 Annual Meeting of Stockholders. He also has been appointed to the Audit Committee. With the addition of Chan, Coinstar’s Board now consists of seven directors, six of whom are independent.

“We are delighted to welcome a seasoned executive of Nelson’s caliber to Coinstar’s Board of Directors,” said Deborah Bevier, Chair of the Board of Directors of Coinstar. “Nelson’s business and marketing experience and his operational capabilities have been integral to the success of the numerous technology companies with which he has been involved during his 25-year tenure. We look forward to benefiting from Nelson’s strategic insight as Coinstar continues to focus on its automated retail strategy along with other priorities to drive value for all stockholders.”

Chan served as chief executive officer of Magellan from December 2006 to August 2008 and held various management positions at SanDisk Corporation (a manufacturer and supplier of flash brand data storage products) from 1992 to 2006, including executive vice president and general manager, consumer business. In addition, Chan is a member of the board of directors of Affymetrix, Inc. (a genetic analysis company) and Synaptics, Inc. (a developer of consumer interface solutions). He holds a Bachelor of Science degree in electrical and computer engineering from the University of California at Santa Barbara and a Master of Business Administration degree from Santa Clara University.

About Coinstar, Inc.

Coinstar, Inc. (NASDAQ: CSTR) is a leading provider of automated retail solutions offering convenient services that make life easier for consumers and drive incremental traffic and revenue for retailers. The company’s core automated retail businesses include the well-known redbox® self-service DVD rental and Coinstar® self-service coin-counting brands. The company has approximately 31,800 DVD kiosks and 18,800 coin-counting kiosks in supermarkets, drug stores, mass merchants, financial institutions, convenience stores, and restaurants. For more information, visit www.coinstarinc.com.

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